Exhibit 23.4

CONSENT OF McDONALD INVESTMENTS, INC.

April 21, 2003

Board of Directors

Bedford Bancshares, Inc.

125 Main Street

Bedford, VA 24523

Members of the Board:

We hereby consent to the use of our name and to the description of our opinion letter to the Board of Directors of Bedford Bancshares, Inc. to be signed and dated the date of the Joint Proxy Statement/Prospectus that is a part of this Registration Statement, under the caption “Description of Fairness Opinion of BBI’s Financial Advisor”, and to the inclusion of such opinion letter as Appendix B to the Joint Proxy Statement/Prospectus that is a part of this Registration Statement.

TRIDENT SECURITIES A Division of McDonald Investments Inc.

By:	/s/ JEFFREY E. ADAMS
Jeffrey E. Adams Vice President